BlackRock Funds II
BlackRock Global Dividend Portfolio
(the "Fund")

77D(b),(c)

Policies with respect to security investments

The Fund currently operates as a diversified fund under the
Investment Company Act of 1940, as amended. Effective September
28, 2017, the following changes were made to the Fund's Summary
Prospectuses and Prospectuses, as applicable:

The last sentence of the fifth paragraph in the section of each
Summary Prospectus entitled "Key Facts About BlackRock Global
Dividend Portfolio - Principal Investment Strategies of the
Fund" and the section of each Prospectus entitled "Fund Overview
- Key Facts About BlackRock Global Dividend Portfolio -
Principal Investment Strategies of the Fund" was deleted in its entirety.
The section of each Summary Prospectus entitled "Key Facts About
BlackRock Global Dividend Portfolio - Principal Risks of
Investing in the Fund" and the section of each Prospectus
entitled "Fund Overview - Key Facts About BlackRock Global
Dividend Portfolio - Principal Risks of Investing in the Fund"
was amended to delete "Non-Diversification Risk."
The last sentence of the sixth paragraph in the section of each
Prospectus entitled "Details About the Fund - How the Fund
Invests - Principal Investment Strategies" was deleted in its entirety.
The section of each Prospectus entitled "Details About the Fund
- Investment Risks - Principal Risks of Investing in the Fund"
was amended to delete "Non-Diversification Risk."